EXHIBIT #10.7

CAMDEN NATIONAL CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)

The Supplemental Executive Retirement Plan (the “Plan”) is a salary continuation plan that enables Camden National Corporation (the “Company”) to provide additional retirement benefits to key executives. These supplemental retirement benefits can be used as a way to reward and retain the key executives who are responsible for the Company’s success, as well as to attract the high caliber executives the Company will need in the future as it grows.

The salary continuation plan is designed to provide an annual retirement benefit and when added to the retirement benefits that will be provided under the Company’s other plans (including the Defined Contribution “401K” Plan) as well as Social Security, will provide these key executives with benefit levels comparable to other employees when measured as a percentage of salary at the time of retirement.

This Plan provides the key executive with annual retirement benefits for the remainder of their life after normal retirement at age 65, or reduced benefits for early retirement beginning at age 55. The executives are vested in the benefit pursuant to the vesting schedule in the benefit agreement. The Company’s obligations under the Plan are unfunded; however, the Company has purchased life insurance policies on insurable executives to offset the annual expenses associated with the Plan.

The Plan documents will be updated prior to December 31, 2005, to comply with the American Jobs Creation Act (409A).

This Supplemental Executive Retirement Plan is a non-qualified employee benefit plan. It is non-qualified as it does not qualify for an income tax deduction until the benefit payments are actually paid to the employee at retirement. As a result, the Plan is not subject to the regulations concerning plan design, reporting, funding, vesting and participation that are required with tax-qualified plans.